Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into this 21st day of March, 2006 (the “Amendment Date”) by and between Saul Holdings Limited Partnership (hereinafter referred to as “Landlord”) and Panacos Pharmaceuticals, Inc., a Delaware corporation, formerly known as V.I. Technologies, Inc. (hereinafter referred to as “Tenant”).

WHEREAS, Landlord and Tenant have entered into that certain Lease dated July 10, 2001 and that certain Assignment and Amendment to Lease dated March 18, 2005 (collectively, the “Lease”) for approximately 10,227 square feet of space in Avenel Business Park, Phase II located at 209 Perry Parkway, Gaithersburg, Maryland 20877; and

WHEREAS, the parties hereto desire to enter into this Second Amendment to Lease for the purposes hereinafter set out.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. ADDITIONAL SPACE A.

(a) Commencing two (2) business days after the Amendment Date (“Delivery Date”), Landlord does hereby lease unto Tenant, and Tenant does hereby take from Landlord, additional space containing approximately 1,891 square feet of space located directly adjacent to Tenant’s Premises, as shown outlined in red on Exhibit A (the “Additional Space A”), increasing the size of the Premises to approximately 12,118 square feet. After the Delivery Date, Additional Space A shall be a part of the Premises for all purposes of the Lease as if included in the Premises originally leased to Tenant. Additional Space A is delivered to Tenant in “as is” condition on the Delivery Date. All local, state or federal permits necessary for the use of Additional Space A shall be obtained by the Tenant at Tenant’s sole cost and expense. Prior to Tenant’s entry into Additional Space A Tenant shall have its public liability and other insurance policies endorsed to include Additional Space A as a part of the Premises. Tenant’s use of Additional Space A will be consistent with the use permitted under the Lease.

(b) Tenant agrees that it shall fully complete the remodeling of Additional Space A in accordance with plans and specifications approved by Landlord in the same manner as required under the Lease with respect to the Premises; provided that Landlord will respond to a written request for approval of Tenant’s plans and specifications within ten (10) business days of Tenant’s submission of such plans and specifications to Landlord. Tenant agrees to construct a demising wall to separate Additional Space A from the 2,784 square feet of space located adjacent to Additional Space A and shown in blue on Exhibit A (“Additional Space B”; Additional Space A and Additional Space B shall be collectively referred to as the “Additional Space”). Tenant agrees to construct such demising wall and to do such other construction work as is necessary, including, but not limited to, the separation of ductwork, in Additional Space A from Additional Space B and any metering, as required, in such a manner as to not materially interfere with the quiet enjoyment of Pressure BioSciences, Inc. (“PBI”), the existing tenant located in Additional Space B.

(c) The amounts set forth in this Lease for payment of Base Rent, Annual Operating Costs and Real Estate Taxes are predicated upon the Additional Space A being the size recited in Section 1(a) of this Amendment. Within ten (10) business days after the delivery of possession of Additional Space A by Landlord to Tenant, Landlord will cause its architect to measure and certify to Tenant the square footage of floor area of Additional Space A, and if said measurement indicates that Additional Space A is larger or smaller than the size recited in this Amendment, the parties hereto shall promptly execute a supplemental instrument adjusting, as applicable, the amounts payable by Tenant for Base Rent, Annual Operating Costs and Real Estate Taxes, to conform to such measurement. If Tenant shall have made any payments to Landlord prior to the determination of such exact measurement, a prompt adjustment shall be made in said payments to reflect the accurate figures. In the determination of such square footage figures the size shall be computed in accordance with the BOMA 1996 ANSI Z.65.1 Standard.

2. ADDITIONAL SPACE B.

(a) Commencing on the date Landlord delivers Additional Space B to Tenant (“Additional Space B Delivery Date”), which Landlord estimates will be June 1, 2006, Landlord does hereby lease unto Tenant, and Tenant does hereby take from Landlord, Additional Space B, increasing the size of the Premises to approximately 14,902 square feet. After the Additional Space B Delivery Date, Additional Space B shall be a part of the Premises for all purposes of the Lease as if included in the Premises originally leased to Tenant. Additional Space B is delivered to Tenant in “as is” condition on the Additional Space B Delivery Date. All local, state or federal permits necessary for the use of Additional Space B shall be obtained by the Tenant at Tenant’s sole cost and expense. Prior to Tenant’s entry into Additional Space B, Tenant shall have its public liability and other insurance policies endorsed to include Additional Space B as part of the Premises. Tenant’s use of Additional Space B will be consistent with the use permitted under the Lease.

(b) Tenant agrees that it shall fully complete the remodeling of Additional Space B in accordance with plans and specifications approved by Landlord in the same manner as required under the Lease with respect to the Premises; provided that Landlord will respond to a written request for approval of Tenant’s plans and specifications within ten (10) business days of Tenant’s submission of such plans and specifications to Landlord.

(c) The amounts set forth in the Lease for payment of Base Rent, Annual Operating Costs and Real Estate Taxes are predicated upon the Additional Space B being the size recited in Section 2(a) of this Amendment.

Within ten (10) business days after delivery of possession of Additional Space B by Landlord to Tenant, Landlord will cause its architect to measure and certify to Tenant the square footage of floor area of Additional Space B, and if said measurement indicates that Additional Space B is larger or smaller than the size recited in this Amendment, the parties hereto shall promptly execute a supplemental instrument adjusting, as applicable, the amounts payable by Tenant for Base Rent, Annual Operating Costs and Real Estate Taxes, to conform to such measurement. If Tenant shall have made any payments to Landlord prior to the determination of such exact measurement, a prompt adjustment shall be made in said payments to reflect the accurate figures. In the determination of such square footage figures the size shall be computed in accordance with the BOMA 1996 ANSI Z.65.1 Standard.

3. TERM.

(a) The term for Additional Space A shall commence on the Delivery Date and expire on December 31, 2011. The term for Additional Space B shall commence upon the Additional Space B Delivery Date and expire on December 31, 2011. The parties agree that they shall execute an agreement specifying the Additional Space B Delivery Date and such other matters as Landlord may require (the “Commencement and Estoppel Agreement”), which is attached hereto as Exhibit C. Tenant agrees to execute and deliver to Landlord said agreement within ten (10) business days after receipt of written notice from Landlord. If Tenant fails to execute and return any such agreement to Landlord within such ten (10) day period, then Landlord shall be entitled to collect from Tenant, as liquidated damages with respect to such failure of Tenant, in addition to Base Rent and other amounts payable hereunder, as Additional Rent, an amount equal to one-half of one percent (1/2%) of the then amount of annual Base Rent then payable under this Lease, for each day Tenant delays in returning the requested agreement to Landlord.

(b) The term “Additional Space Lease Year” for the Additional Space only, as used herein shall mean a period of twelve (12) consecutive full calendar months, beginning on June 1, 2006, and each succeeding Additional Space Lease Year shall commence upon each following June 1 during the term of the Lease (including any options).

(c) In the event Landlord, for any reason is unable to deliver possession of Additional Space B to Tenant by December 1, 2006, then Tenant may, as its sole and exclusive remedy, terminate this Lease as to Additional Space A and Additional Space B only upon thirty (30) days prior written notice; provided, however, that if Landlord is able to deliver Additional Space B to Tenant, within such thirty (30) day period, Tenant’s notice of termination shall be null, void, and of no further force or effect.

(i) Effective thirty (30) days after Tenant’s written notice to Landlord (the “Termination Date”), unless properly nullified and voided by Landlord as provided above, (a) the Lease, as to Additional Space A and Additional Space B only, thereby shall terminate, cease and determine and (b) except for subparagraph (iii) below, the parties shall thereupon be released from all further liability and obligation, one to the other, to the same extent as if the Termination Date were the original expiration date of the term of the Lease for Additional Space A and Additional Space B.

(ii) Tenant hereby agrees to surrender Additional Space A to Landlord on or before the Termination Date in accordance with the provisions of the Lease governing delivery of possession at the expiration of the term thereof and hereby releases any and all right, title, and interest in and to said Additional Space A that Tenant may have from and after the Termination Date. If Tenant fails to vacate Additional Space A on or before the Termination Date, Landlord may, at its option, elect to initiate appropriate legal proceedings to obtain possession of Additional Space A, in which event Landlord shall be entitled to collect from Tenant all costs and expenses incurred by Landlord in obtaining possession including, without limitation, attorney fees, or pursue any other rights or remedies available under the Lease or at law or in equity.

(iii) Notwithstanding anything contained herein to the contrary, all obligations of Tenant, which arose or accrued prior to the Termination Date including, without limitation, the obligation of Tenant to pay rent, additional rent, or any other sums of money under the terms of the Lease for Additional Space A, shall survive the termination of the Lease for Additional Space A and Additional Space B provided for herein.

(iv) Notwithstanding anything contained in the Lease to the contrary, Tenant shall not be obligated to restore Additional Space A to its original condition in the event Tenant exercises its right to terminate as provided in Section 3(c) as long as any improvements made by Tenant in Additional Space A were previously approved by Landlord.

4. BASE RENT. The Base Rent for the Additional Space only shall be as follows:

(a) Tenant shall pay Base Rent for Additional Space A only, the amount of Thirty-Three Thousand Ninety-Two and 50/100 Dollars ($33,092.50) per year in equal monthly installments of Two Thousand Seven Hundred Fifty-Seven and 71/100 Dollars ($2,757.71) each for the period commencing on June 1, 2006 and ending on the last day of the first Additional Space Lease Year; and

(b) Tenant shall pay Base Rent for Additional Space B only, the amount of Forty-Eight Thousand Seven Hundred Twenty and No/100 Dollars ($48,720.00) per year in equal monthly installments of Four Thousand Sixty and No/100 Dollars ($4,060.00) each for the period commencing on the Additional Space B Delivery Date and ending on the last day of the first Additional Space Lease Year; and

(c) Commencing on the first day of the second Additional Space Lease Year and on the first day of every Additional Space Lease Year thereafter for the Additional Space during the term hereof, the annual rent (without deduction for rent abatement, if any) for the Additional Space shall be increased by three percent (3%) of the amount of the annual rent which was in effect during the Lease Year for the Additional Space immediately preceding the

Additional Space Lease Year for the Additional Space for which the adjustment is being made, payable by Tenant as additional monthly rent (the Base Rent for Additional Space A and Additional Space B will both increase by three percent [3%] of what was paid by Tenant for Additional Space A and Additional Space B the preceding Additional Space Lease Year).

(d) In the event that the Additional Space B Delivery Date is a date other than the first day of a month, rent for the period including the Additional Space B Delivery Date until the first day of the following month shall be prorated at a rate of one-thirtieth (1/30th) of the fixed monthly rental per day.

5. LANDLORD’S CONTRIBUTION. Landlord agrees to contribute an amount (“Landlord’s Contribution”) equal to the lesser of (i) the actual amount expended by Tenant to perform the build-out of the Additional Space, or (ii) the sum of One Hundred Sixteen Thousand Eight Hundred Seventy-Five and No/100 ($116,875.00). The Landlord Contribution will be payable to Tenant within thirty (30) days from the date Tenant delivers to Landlord all of the following:

(a) executed and notarized lien releases from all contractors, subcontractors and materialmen performing work on the Additional Space;

(b) copies of paid invoices for all work performed in the Additional Space (or all work to be paid through Landlord’s Contribution); and

(c) a Certificate of Occupancy for Additional Space A and Additional Space B.

Landlord’s Contribution may be used in the Additional Space for HVAC, plumbing, electrical, partitioning, ceiling lights, floor coverings, sprinklers, doors and hardware as well as for reasonable architectural, engineering, and construction management fees. Notwithstanding the foregoing, it is hereby agreed that Tenant may apply up to Twenty Three Thousand and Three Hundred Seventy Five No/100 Dollars ($23,375.00) of any unused Landlord’s Contribution for furniture, fixtures, and equipment for the Additional Space. Landlord shall not be paid a construction management fee.

Tenant’s improvements shall be constructed in accordance with mutually acceptable plans, requirements, and specifications, submitted by Tenant for Landlord’s reasonable approval as required under Article 9 of the Lease.

6. BROKER. Landlord shall pay the complete commission due in connection with this Amendment to Larsen Commercial Real Estate Services, Inc. (“Broker”) pursuant to a separate written agreement between Landlord and Broker. Except in regard to Broker, Landlord and Tenant represent to each other that they have not dealt with any broker(s) or finder(s) concerning this Amendment. Landlord and Tenant mutually agree to defend and hold each other harmless against any claims of any person or entity involving a breach of the representation contained in this Section 6. In the event of such a claim by any person or entity, the party against whom the claim is made or the litigation is commenced shall give reasonable notice to the other party with opportunity to such other party to defend against any claim for which indemnity will be sought under this Section. The foregoing indemnity and disclosure provisions are for the sole benefit of the parties to this Amendment, and nothing contained herein shall be deemed to make Broker a third party beneficiary of this Amendment, or entitle Broker, or any other person or entity other than Landlord and Tenant, to enforce this Amendment.

7. GENERATOR. Beginning on the Additional Space B Delivery Date, Tenant will have the exclusive right to access and use the generator located behind Additional Space B. The generator shall be delivered to Tenant “as is,” and Landlord does not warrant to Tenant that the generator is adequate for its intended use, fit for any purpose, or that the generator is now, or will be, in conformance with applicable codes or other laws and regulations. Tenant will pay for all costs associated with the generator including any and all maintenance and repair work. Tenant may contract with PBI separately for (i) the access and use of said generator prior to the Additional Space B Delivery Date and (ii) the sharing of utility costs for Additional Space A for the period beginning on the Delivery Date and ending on the Additional Space B Delivery Date. Tenant shall provide Landlord with copies of all applicable agreements between PBI and Tenant within five (5) business days of their execution by the parties.

8. PERSONAL PROPERTY. The fixtures, equipment and/or personal property which are in Additional Space A on the Delivery Date and in Additional Space B after PBI vacates Additional Space B (collectively, the “Personal Property”), are deemed to be included as a part of the Additional Space, and Tenant shall have the exclusive right to use such Personal Property for its intended purposes, provided that the Personal Property, together with any replacements of or substitutions for any Personal Property shall remain the property of Landlord and which Tenant is obligated to leave in place upon the expiration or earlier termination of this Lease, and the Personal Property shall remain the property of Landlord, together with any replacements of or substitutions for any Personal Property. The Personal Property shall be delivered to Tenant “as is,” and Landlord does not warrant to Tenant that the Personal Property is adequate for its intended use, fit for any purpose, or that Personal Property is now, or will be, in conformance with applicable codes or other laws and regulations. Within fifteen (15) days of the Delivery Date or Additional Space B Delivery Date, as applicable, Tenant will prepare a list of the Personal Property in the Additional Space, and send such list to Landlord for its approval. Upon approval of the list by the parties, the list of Personal Property will be attached to the Amendment as Exhibit D. All replacements of or substitutions for Personal Property shall be made with items which are equal to or greater in value than the item or items replaced. Tenant shall, from time to time, but in no event more than once every twelve (12) months, within ten (10) days after receipt of notice from Landlord, execute and deliver to Landlord financing statements for filing in the appropriate County and State offices, pursuant to the Uniform Commercial Code, to perfect notice of Landlord’s interest in the Personal Property. Notwithstanding anything to the contrary in the previous sentence, if there are any substitutions or replacements of the Personal Property, Tenant shall execute and deliver to Landlord any financing statements that are necessary to perfect notice of Landlord’s interest in such substitutions and replacements. The cost of filing any such financing statement shall be paid to Landlord by Tenant as Additional Rent.

9. RIGHT OF FIRST OFFER. Provided (i) Tenant is not then in default (beyond any applicable cure period) in any of its obligations under this Lease, and (ii) Landlord desires to lease the Option Space (hereinafter defined) to any party, other than (a) the party then occupying the Option Space, or (b) to an existing tenant at the Property having a pre-existing right of first offer with respect to the Option Space, Landlord agrees that, during the term of this Lease, including any Option Term, Tenant shall have the right of first offer to enter into a lease of certain other premises in the Building, consisting of approximately 21,268 square feet of leasable area contiguous to the Premises designated on Exhibit A-1 as “Option Space” (the “Option Space”) in accordance with the terms and conditions set forth in this Section 9, as follows:

(a) Landlord shall, prior to entering into a lease for the Option Space, send to Tenant a notice of the availability of such space and the terms and conditions under which Landlord proposes to lease the Option Space to Tenant (the “Offer Notice”).

(b) Within ten (10) business days after Tenant’s receipt of the Offer Notice, Tenant shall notify Landlord that Tenant either (i) agrees to lease the Option Space under the terms described in the Offer Notice, or (ii) does not desire to lease the Option Space under the terms described in the Offer Notice. Except as provided for in Section 9(e), a failure by Tenant to timely elect the option described in clauses (i) or (ii) above shall be deemed to be a waiver by Tenant of any further right to lease the Option Space under this Section.

(c) If Tenant exercises its option to lease the Option Space under this Section, then Tenant shall execute a lease amendment embodying the terms set forth in the Offer Notice, within ten (10) business days after Landlord submits any such lease amendment to Tenant. Said lease amendment shall provide that the following terms and conditions shall apply to the Option Space:

(i) Tenant agrees to accept the Option Space “as is” in its then existing condition and Landlord shall have no construction obligations with respect thereto, unless an allowance for renovation of the Option Space was specified in the Offer Notice, in which event such provisions respecting such allowance shall be included in the lease amendment; and

(ii) The Base Rent for the Option Space shall be the then Prevailing Market Rent of comparable space within the Gaithersburg, Maryland market area.

(d) Landlord may, at its option, in lieu of a narrative description of the terms to be described in the Offer Notice, submit to Tenant a lease amendment document setting forth the terms of a proposed lease amendment, in which event Tenant’s exercise of its option to lease the Option Space shall be made by Tenant’s execution of such lease amendment document and its return to Landlord within the applicable time periods set forth in paragraph (b) or (c) of this Section. If Landlord does not submit a lease amendment document to Tenant at the time the Offer Notice is given, and Tenant exercises its option to lease the Option Space under such terms, then Tenant shall execute a lease amendment embodying the terms set forth in the Offer Notice within ten (10) business days after Landlord submits any such lease amendment to Tenant, as provided in paragraph (c) above.

(e) For the duration of the Lease term (including any Option Terms exercised hereunder), Tenant shall have a continuing right of first offer to lease the Option Space under this Section 9 each time such Option Space becomes available for lease even though Tenant may have declined Landlord’s offer to lease the Option Space in accordance with this Section 9 on previous occasions.

(f) Tenant’s right to lease the Option Space shall be conditioned upon Tenant’s full and complete compliance with all of the terms and conditions of the Lease prior to the date of any Offer Notice, and Tenant’s option to lease the Option Space shall terminate when the term of this Lease expires or terminates.

(g) Time shall be of the essence with respect to Tenant’s right of first offer under this Section.

(h) Regardless of any election of Tenant to lease the Option Space, this Lease shall nonetheless remain in full force and effect until the expiration date provided herein.

(i) In the event Tenant exercises its option to lease the Option Space under this Section 9, Landlord hereby agrees that upon not less than ten (10) days notice to Landlord and Tenant’s satisfaction of the insurance requirements set forth in Article 17 of the Lease, Tenant shall have the right to enter upon the Option Space for a period of two (2) weeks prior to the rent commencement date as set forth in the lease amendment for the addition of such Option Space to the Premises for the purpose of installing Tenant’s phones, data systems, furniture and equipment, all at Tenant’s sole cost and expense. Tenant agrees to indemnify, defend and hold Landlord harmless from and against all loss, costs, damage, expense or liability Landlord may incur arising wholly or in part from Tenant’s early entrance into the Option Space for the purpose of performing certain work in accordance with plans and specifications approved by Landlord to make the Option Space suitable for Tenant’s use in accordance with the Lease.

(j) (i) Definition: As used herein, the term “Prevailing Market Rent” means the most probable rent (as determined pursuant to the appraisal procedure hereinafter set forth) at which the Option Space would be leased in a comparable and open market, under all conditions requisite to a fair lease, the Landlord and Tenant each acting prudently, knowledgeable, and assuming the rent is not affected by undue stimulus. Implicit in this definition is the consummation of the lease of such space beginning on the commencement date of the lease of the Option Space under conditions whereby:

A.	Landlord and Tenant are typically motivated (i.e., neither party is compelled to enter into a lease and both parties are willing to enter into a lease).

B.	Both parties are well informed or well advised, and each acting in what it considers its own best interest.

C.	A reasonable time is allowed for exposure in the open market.

D.	The Prevailing Market Rent shall be computed as an amount equal to the then prevailing market rental rate of the Option Space, as if vacant with Building standard improvements, and taking into account the annual adjustments of Base Rent, Tenant’s obligation to pay Tenant’s Pro-Rata Share of Annual Operating Costs and all existing market factors.

E.	All of the terms, covenants and conditions of the Lease (except terms respecting the amount of Base Rent) remain in effect throughout the term.

(ii) In the event of a dispute as to determination of Prevailing Market Rent referred to in this Section, such dispute shall be resolved in accordance with the following:

(k) If Landlord and Tenant fail to agree upon the Prevailing Market Rent as referred to in this Section, within the time periods provided for herein, then Landlord and Tenant each shall give notice to the other setting both the name and address of a licensed real estate broker (hereinafter “broker”) who shall be a M.A.I. Real Estate professional with substantial experience in commercial real estate appraisal designated by it to make the determinations hereafter required. Each broker shall be instructed to calculate the Prevailing Market Rent as provided in each of the foregoing sections which is the subject of the dispute and is in accordance with the criteria referenced therein. If either party shall fail to give notice of such designations within ten (10) days after failing to agree between themselves, then the appraisal made by the broker so designated shall be the Appraisal Prevailing Market Rent. If two brokers have been designated, such two brokers shall consult with each other and, within thirty (30) days thereafter, issue their determinations of Appraisal Prevailing Market Rent in writing, and give notice thereof to each other and to Landlord and Tenant. If such two brokers shall concur as to the determination of the prevailing Market Rent and submit their decision in writing to Landlord and Tenant, such concurrence shall be final and binding upon Landlord and Tenant. If the two determinations of Prevailing Market Rent shall be within five percent (5%) (measured from the higher appraisal) of each other, the Prevailing Market Rent shall be deemed to be the average of the two brokers’ determinations. If such two brokers’ determinations shall not so concur or coincide, then such two brokers shall immediately (i) designate a third broker, (ii) prepare detailed written appraisals, and (iii) submit copies of such appraisal to Landlord, Tenant and such third arbitrator. If the two brokers shall fail to agree upon the designation of such third broker within eight (8) days of the date on which the last determination was rendered, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction, for the designation of such broker. All arbitrators shall be licensed real estate brokers or brokers who shall have had at least ten (10) years continuous experience in the business of appraising or managing real estate or acting as real estate agents or brokers in the Gaithersburg, Maryland area. The third broker shall conduct such hearings and investigations as he may deem appropriate and shall, within twenty (20) days after the date of designation of the third broker, choose the determination of the two brokers originally selected by the parties which is the nearest to the determination such third broker would have made acting alone and applying the standards set forth therefor in this Lease, and that choice by the third broker shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article, including the expenses and fees of any broker selected by it in accordance with the provisions of this Section, and the parties shall share equally all other expenses and fees of any such arbitration, including the expenses of the third broker. The determination rendered in accordance with the provisions of this Section shall be final and binding in fixing the Prevailing Market Rent.

10. RIGHT TO TERMINATE. Concurrent with the Lease term through December 31, 2011, Tenant’s existing termination option shall apply to the Additional Space as well as to the existing Premises. Tenant will have the option to terminate the Additional Space and the Premises together pursuant to the terms and conditions of Article 58 of the Lease on December 31, 2008, provided that Tenant’s termination penalty for the Additional Space only will be One Hundred Forty-Two Thousand Five Hundred and No/100 Dollars ($142,500.00). This payment shall be in addition to any other payment owed to Landlord for termination of the Lease with respect to the original Premises pursuant to Article 58 of the Lease.

11. REDUCTION OF SECURITY DEPOSIT. Landlord shall allow Tenant’s existing cash security deposit of Fifty- Six Thousand and No/100 Dollars ($56,000.00), currently held by Landlord, to be applied toward rent and additional rent payments in twelve (12) equal monthly installments of Four Thousand Six Hundred Sixty-Six and 67/100 Dollars ($4,666.67) from June 1, 2006 through May 30, 2007.

12. MISCELLANEOUS. Except as specifically modified hereby, the Lease shall remain in full force and effect in accordance with the terms contained therein and is hereby ratified, approved and confirmed in all respects. Any agreement, obligation or liability made, entered into or incurred by or on behalf of Landlord binds only its property and no shareholder, trustee, officer, director, employee, partner or agent of the Landlord assumes or shall be held to any liability therefor. The provisions of this Amendment to Lease shall be binding upon the parties hereto, their successors, and to the extent permitted under the Lease, their assigns. The submission of this Amendment for examination does not constitute an agreement, an option or an offer, and this Amendment becomes effective only upon execution and delivery thereof by Landlord. Neither party shall have any legal obligation to the other in the event that the Amendment contemplated herein is not consummated for any reason. Discussions between the parties respecting the proposed Amendment described herein, shall not serve as a basis for a claim against either party or any officer, director or agent of either party. Captions and headings are for convenience and reference only and shall not in any way define, limit or describe the scope or content of any provision of this Amendment. Except as otherwise provided herein, capitalized terms shall have the same meaning as set forth in the Lease. Whenever in this

Amendment (i) any printed portion, or any part thereof, has been stricken out, or (ii) any portion of the Lease (as the same may have been previously amended) or any part thereof, has been modified or stricken out, then, in either of such events, whether or not any replacement provision has been added, this Amendment and the Lease shall hereafter be read and construed as if the material so stricken out were not included, and no implication shall be drawn from the text of the material so stricken out which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material had never been contained herein or in the Lease. The Exhibits referred to in this Amendment and attached hereto are a substantive part of this Amendment and are incorporated herein by reference.

WITNESS the following signatures and seals.

ATTEST:	TENANT:	Panacos Pharmaceuticals, Inc.

/s/ Peyton J. Marshall	By:	/s/ Samuel K. Ackerman
(seal) Secretary	Printed Name:	Samuel K. Ackerman
PJM	Title:	President and CEO
	Tax I.D. Number:	113238476

	LANDLORD:	Saul Holdings Limited Partnership
ATTEST:		By: Saul Centers, Inc., General Partner

/s/ Cheryl C. Snyder	By:	/s/ B. Francis Saul
(seal) Assistant Secretary	Printed Name:	B. Francis Saul III
	Title:	President

SECRETARY’S CERTIFICATE

I, Peyton J. Marshall, Secretary of Panacos Pharmaceuticals, Inc., a Delaware corporation do hereby certify (i) that the foregoing and annexed Second Amendment to Lease was executed and delivered pursuant to, and in strict conformity with the provisions of resolutions of the Board of Directors of said corporation validly adopted at a regularly called meeting of said Board of Directors, and that a quorum was present at said meeting (or validly adopted by unanimous written consent of said Board of Directors in lieu of a meeting), in conformity with the laws of the state of incorporation of said Corporation; and (ii) that the following is a true, correct and complete reproduction of said resolution:

RESOLVED: That Samuel K. Ackerman, President of the Corporation, shall be, and is hereby authorized and empowered, for and on behalf of the Corporation, to execute, acknowledge and deliver the foregoing and annexed Second Amendment to Lease between Saul Holdings Limited Partnership, as Landlord, and Panacos Pharmaceuticals, Inc., as Tenant, for those certain premises, containing approximately 14,902 square feet of space, located in Avenel Business Park, Phase II, as well as any and all related documents, in order to expeditiously provide for the leasing of such premises, and, in so doing, to make any and all changes therein or modifications thereof as he, in his sole discretion, acting for and on behalf of the Corporation, shall deem necessary or advisable, and all of the officers of the Corporation are hereby authorized, directed and empowered to do any and all acts or things as shall be necessary or advisable in order to effectuate the foregoing resolution.

	By:	/s/ Peyton J. Marshall
Secretary

(Corporate Seal)	Date:	March 9, 2006
PJM

EXHIBIT A

ADDITIONAL SPACE

Description: Additional Floor Space

EXHIBIT A-1

OPTION SPACE

Option Space
Additional Space
CSX RAIL ROAD
LOT 4, BLOCK B
LOT 2, BLOCK B
LOT 7, BLOCK B
LOT 6, BLOCK A
LOT 7, BLOCK A
FERRY
PARKWAY
WASHINGTON NATIONAL PIKE - Md. Rte. 270
Md. Rte. 117
West Diamond Avenue
VICINITY MAP
AVENEL BUSINESS PARK
GAITHERSBURG, MARYLAND

Description: Additional Option Space

EXHIBIT B

INTENTIONALLY DELETED

EXHIBIT C

COMMENCEMENT AND ESTOPPEL AGREEMENT

THIS COMMENCEMENT AND ESTOPPEL AGREEMENT is made and entered into this                      day of                                         , 2006, by and between Panacos Pharmaceuticals, Inc., a Delaware corporation, formerly known as V.I. Technologies, Inc. (Tenant”) and Saul Holdings Limited Partnership (“Landlord”).

WHEREAS, Landlord and Tenant have heretofore entered into that certain Second Amendment dated                      (the “Amendment”), for certain space at Avenel Business Park, Phase II located at 209 Perry Parkway, Gaithersburg, Maryland 20877.

WHEREAS, Section 2 of the Amendment provides for the execution of a commencement agreement specifying the commencement date of the term of the Lease for Additional Space B;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby warrants and represents to the other as follows:

1.	That Tenant is in full and complete possession of the Additional Space, such possession having been delivered by the Landlord and having been accepted by the undersigned.

2.	That the Landlord’s improvements, if any, and the space required to be furnished by the terms of the Amendment have been completed in all respects and are open for the use of the Tenant, its customers, employees and invitees.

3.	That all duties of an inducement nature required of the Landlord in said Amendment have been fulfilled except for any payments which may be due to Tenant for improvements to the Additional Space as provided for in Section 5 of the Amendment.

4.	That said Amendment and the Lease as defined in the Amendment is in full force and effect; that there is no existing default on the part of the Landlord in the terms thereof; and that, except as hereinafter set forth, said Lease has not been amended, modified, supplemented or superseded: N/A.

5.	That no rents have been prepaid except as provided by said Lease; that Tenant does not now have or hold any claim against Landlord which might be set off or credited against future accruing rent.

6.	That Tenant has received no notice of a prior sale, transfer, assignment, hypothecation or pledge of the said Lease or of the rents secured therein, except to Landlord.

7.	That the Additional Space B Delivery Date for the Lease is the day of and the Lease shall expire at midnight on the 31st day of December, 2011.

8.	Any agreement, obligation, or liability made, entered into or incurred by or on behalf of Landlord binds only its property, and no shareholder, trustee, officer, or agent of the Landlord assumes or shall be held to any liability therefor.

IN WITNESS WHEREOF, the parties hereto do hereby execute this Agreement under seal on the day and year first above written.

ATTEST:	TENANT: Panacos Pharmaceuticals, Inc.

	By:	(SEAL)
Secretary	Printed Name:
Title:

LANDLORD: Saul Holdings Limited Partnership
ATTEST:	By: Saul Centers, Inc., General Partner

By:
Printed Name:
Title:

EXHIBIT D

PERSONAL PROPERTY

Pre-occupancy Equipment List for 209 Perry Pkwy Ste 12

Equipment	Make	Model	Serial #
BioSafety Hood	Baker	s6-600	SL 28721V
BioSafety Hood	Thermo Forma	1286	22401-1050
BioSafety Hood	NuAire	NU-408FM-600	6290NZ
Refrigerator/Freezer	Frigidaire	FRT21LRGW2	LA92824246
Refrigerator	Sanyo	SR-361X	961074546
CO2 Incubator	Forma	3326	35041-6088
Various Lab Benches	-	-	-